EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

dated as of March 3, 2017

among

1847 NEESE INC.

NEESE, INC.

AND

THE OTHER PARTIES SET FORTH ON EXHIBIT A HERETO

i

ii

TABLE OF CONTENTS

		Page

10.13	Limited Recourse.	33
10.14	Specific Performance.	33
10.15	Counterparts.	33
10.16	Director and Officer Liability and Indemnification.	33
10.17	Privilege, Work Product and Conflict Waiver.	34
10.17	Amendment of Tax Returns.	34

Exhibit A – List of Sellers

Exhibit B – Form of Buyer Note

Exhibit C – Form of Buyer Short Term Note

Disclosure	Schedule

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 3, 2017 (the “Agreement”), among 1847 Neese Inc., a Delaware corporation (the “Buyer”), Neese, Inc., an Iowa corporation (the “Company”), and the other parties set forth on Exhibit A hereto (each, a “Seller,” and together, the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the number of shares (the “Shares”) of Common Stock, $1.00 par value per share, of the Company (the “Common Stock”), set forth opposite each such Seller’s name on Exhibit A. The Sellers collectively own 100% of the issued and outstanding shares of Common Stock. The Sellers desire to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

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“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the difference, as of the Closing Date, between (a) the sum of the cash, accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Company, which shall be reflected on the Closing Date Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles of Company in effect as of the date of Closing.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented the Company or the Seller or any of their Affiliates for the past five years as will be agreed by the Company and the Buyer in writing.

“IRS” means the Internal Revenue Service.

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“Knowledge of the Sellers” or any similar phrase means the actual knowledge of each Seller, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and any of its Subsidiaries, taken as a whole, provided, however, that a Material Adverse Effect with respect to any party hereto shall not include: (A) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which such party and such party’s subsidiaries conduct their business, so long as such changes or conditions do not adversely affect such party and such party’s subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (B) any change in applicable Law or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect such party and such party’s subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (C) the transactions contemplated by this Agreement becoming public; (D) compliance with the terms of, and taking any action required by, this Agreement, or with respect to any Seller or Company, the taking or not taking any actions at the request of, or with the consent of, Buyer; and (E) acts or omissions of Buyer after the date of this Agreement (other than actions or omissions specifically contemplated by this Agreement).

“Minimum Requirement” means the requirement to (a) achieve Preliminary Working Capital or Closing Working Capital, as applicable, of at least $0, and (b) have a cash balance of at least $200,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

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“Preliminary Working Capital” means the difference, as of the date of the Preliminary Balance Sheet, between (a) the sum of the cash, accounts receivable, inventory, capitalized work in process, prepaid expenses and other current assets of the Company, as reflected on the Preliminary Balance Sheet, less (b) the accounts payable, customer deposits, sales taxes payable, and other current liabilities of the Company as reflected on the Preliminary Balance Sheet, in each case, determined in accordance with GAAP.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

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ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller will sell, transfer and deliver, and the Buyer will purchase from each Seller, all of the Shares set forth opposite such Seller’s name on Exhibit A for an aggregate purchase price of Two Million, Two Hundred Twenty-Five Thousand Dollars ($2,225,000) in cash, the Buyer Shares (as defined below), the Buyer Notes (as defined below) and the Buyer Short Term Notes (as defined below) (the “Purchase Price”), payable as described below.

(a) The cash portion of the Purchase Price shall be Two Million, Two Hundred Twenty-Five Thousand Dollars ($2,225,000) payable by the Buyer at the Closing through the delivery to the Sellers of cash in immediately available funds (the “Cash Portion”).

(b) At the Closing, the Buyer will issue to the Sellers 450 shares (the “Buyer Shares”) of the Buyer’s Common Stock, $0.001 par value per share (the “Buyer Common Stock”), constituting 45% of the issued and outstanding capital stock of the Buyer on the Closing Date on a fully-diluted basis (assuming the exercise, conversion or exchange of all securities of the Buyer that are exercisable or exchangeable for, or convertible into, the Buyer Common Stock) and after giving effect to the Closing.

(c) At the Closing, the Buyer will issue to the Sellers an 8% vesting promissory note in the aggregate principal amount of One Million, Eight Hundred Seventy-Five Thousand Dollars ($1,875,000) in the form of Exhibit B (each a “Buyer Note”) and, collectively, the “Buyer Notes”).

(d) At the Closing, the Buyer and Company will issue to the Sellers a short term promissory note in the form of Exhibit C (each a “Buyer Short Term Note” and, collectively, the “Buyer Short Term Notes”) that matures on the first anniversary of the Closing Date and is in the principal amount of One Million, Twenty-Five Thousand Dollars ($1,025,000) that bears interest at a simple rate of 10% with interest payable currently on a monthly basis. The principal amount of, and all accrued, but unpaid, interest on, the Buyer Short Term Notes shall be prepaid when the Company’s cash on hand exceeds $250,000 and, then, the prepayment shall be equal to the amount of cash in excess of $200,000 until the principal and accrued, but unpaid, interest thereon is fully prepaid.

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2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited balance sheet of the Company (the “Preliminary Balance Sheet”) as at February 27, 2017 together with a certificate of the Sellers stating that the Preliminary Balance Sheet was prepared in accordance with GAAP so as to present fairly in all material respects the financial condition of Company as of such date.

(ii) As soon as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Sellers an unaudited balance sheet of the Company (the “Closing Date Balance Sheet”) and all calculations, work papers and supporting documents (the “Supporting Documentation”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with GAAP in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Company.

(iii) If the Closing Working Capital reflects that the Minimum Requirement has been achieved, then no adjustment shall be made. If the Closing Working Capital reflects that the Minimum Requirement has not been achieved, then the Sellers shall promptly (and, in any event, within seven (7) days) pay to the Buyer an amount in cash that is equal to the deficiency in Closing Working Capital or cash, as applicable, below the Minimum Requirement.

(iv) In the event the Sellers do not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Sellers shall so inform the Buyer in writing within twenty (20) days of the Sellers’ receipt of such Balance Sheet and the Supporting Documentation, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The Accountant shall act as an arbitrator and shall determine, based solely on presentations by the parties (and not by independent review) and the terms of this Agreement, only those disputed items among the parties and shall render a written report to the parties containing the resolution of each such dispute, a brief summary of the Accountant’s reasoning for the resolution of each such dispute and the resulting calculations and shall have no right, authority or discretion to employ any accounting standards or principles except for those provided for in this Agreement. The Accountant shall have the full and exclusive authority to decide all the issues still then in dispute. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Closing Working Capital within the 20-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

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(v) The Sellers shall be entitled to have access to the books and records of the Company and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Company existing as of the Closing Date, except for the outstanding indebtedness to Home State Bank which currently is approximately $800,000.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). The Parties anticipate that the Closing will occur on or before March 3, 2017.

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to each of the Sellers their pro rata portion of the Cash Portion of the Purchase Price, adjusted in accordance with subsection 2.2(a) above and less the amounts paid pursuant to subsection 2.2(b) above by paying such sum to each Seller by transfer of immediately available funds in accordance with instructions provided by the each Seller, (ii) issue to each of the Sellers their pro rata portion of the Buyer Shares, by issuing to each Seller a certificate representing the number of Buyer Shares set forth for such Seller on Exhibit A, (iii) issue to each of the Sellers their pro rata portion of Buyer Notes and the Buyer Short Term Notes, by issuing to each Seller (A) a Buyer Note representing the principal amount of Buyer Notes set forth for such Seller on Exhibit A and (B) a Buyer Short Term Note representing the principal amount of Buyer Short Term Notes set forth for such Seller on Exhibit A, and (iv) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, each Seller will deliver to the Buyer (i) a certificate or certificates representing their Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers, for himself or herself as the case may be, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

3.1 Authority and Enforceability. The Seller has the requisite legal capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Except as set forth in Section 3.2(a) of the Disclosure Schedule, neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to the Seller or (ii) violate any Contract to which the Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except as (i) set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares.

(a) The Seller holds of record and owns beneficially all of the issued and outstanding shares of capital stock of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of all Liens, other than (i) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (iii) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens arising under this Agreement, (vi) Liens created by or through the Buyer, and (vii) Liens set forth on Section 3.3(a) of the Disclosure Schedule (the “Permitted Liens”).

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(b) The number of Shares set forth opposite the Seller’s name on Exhibit A correctly sets forth all of the capital stock of the Company owned of record or beneficially by the Seller.

(c) Except as set forth in Section 3.3(c) of the Disclosure Schedule or otherwise in this Agreement, the Seller is not party to any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each of the Sellers, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in those jurisdictions as set forth in Section 4.1 of the Disclosure Schedule.

(b) The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

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4.2 Subsidiaries. The Company does not have any Subsidiaries.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $1.00 per share, of which 2,000 shares are issued and outstanding. No other capital stock of the Company is authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or stockholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company or with respect to the granting of registration rights for any of the capital stock of the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Seller and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) To the Knowledge of Seller, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2015 and the related unaudited statements of income, stockholders’ equity and cash flows for the two years ended December 31, 2015 and December 31, 2014 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of September 30, 2016 and the related statements of income, stockholders’ equity and cash flows for the nine-month period ended September 30, 2016 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth in Section 4.5 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with accounting principles of Company applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition and results of operations of the Company as of the indicated dates and for the indicated periods (subject to normal year-end adjustments and the absence of notes), excepting as set forth in Buyer’s quality of earnings report that has been prepared. Section 4.5 of the Disclosure Schedule indicates the material differences between the Company’s accounting principles and GAAP.

4.6 Taxes. Except as set forth in Section 4.6 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Seller, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

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4.7 Compliance with Laws and Orders; Permits. To the Knowledge of the Seller:

(a) The Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company does not have any Liability, except for (a) Liabilities set forth on the Interim Financial Statements (required to be recorded in its financial statements in accordance of GAAP) and (b) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Company’s tangible personal assets are in operating condition and working order and repair, when taken as a whole, subject to ordinary wear and tear and repairs from time to time in the ordinary course of business and are suitable for the purposes for which they are currently being used.

4.10 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 4.10(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Seller has heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Seller, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) As of the date hereof all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Seller no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Seller, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

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(g) To the Knowledge of the Seller, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Except as set forth in Section 4.12 of the Disclosure Schedule, since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 4.12 of the Disclosure Schedule, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which any of them is bound;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

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(j) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) the Company has not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Seller has heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Seller, (i) all such Contracts are valid and binding, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Seller has delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Seller, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17 Environmental. Except (a) as set forth in Section 4.17 of the Disclosure Schedule or (b) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller (i) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (iii) there are no Actions pending against the Company alleging a violation of any Environmental Law. This Section 4.17 is the sole representation and warranty herein pertaining to environmental matters.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Company’s cash, the Company has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Seller, nor any Affiliate of the Seller, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Seller, nor any Affiliate of the Seller, owns any asset, tangible or intangible, which is used in the Business.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each of the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization and Capitalization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer’s authorized capital stock is one class of 5,000 shares of $0.001 par value of which 580 shares have been issued by Buyer prior to the Closing and 420 shares will be issued to the Seller at the Closing. There are no other securities of Buyer at the time of the Closing other than debt in an amount that does not exceed $6 million, the Buyer Notes and the Buyer Short Term Notes to be issued to Sellers at the Closing.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b)(i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

ARTICLE VI
COVENANTS

6.1 Consents. The Company will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the certificate of incorporation or bylaws of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

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(g) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by the Company;

(i) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; provided, however, Company may grant a Lien on its assets in the ordinary course of business;

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times during normal business, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Sellers will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Company shall have an amount in cash in its corporate bank account and on hand at its store locations at the Closing that is equal to $200,000 in the aggregate.

6.5 Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. Except as set forth in Section 6.13, the delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6 No Solicitation.

(a) The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

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(b) From and after the date of this Agreement, without the prior consent of the Buyer, none of the Seller nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Company, or any of their Representatives.

6.7 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.8 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Seller shall not engage directly or indirectly in any business that is competitive with the current business of the Company (the “Business”) in any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Seller shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.9 Bylaws of the Buyer. The Sellers acknowledge and agree that the Buyer Shares and the transfer thereof are governed by the terms and provisions of the bylaws of the Buyer and the Sellers shall not sell, assign, pledge or otherwise transfer all or any portion of the Buyer Shares or any right or interest therein, whether voluntarily, involuntarily, by operation of law, by gift or otherwise, except by a transfer which meets the requirements specified in the bylaws of the Buyer. The Sellers shall otherwise comply with the provisions of the bylaws of the Buyer as they relate to the Buyer Shares.

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6.10 Financial Information. The Seller shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date and for the calendar year 2016, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.11 Management Fee. The Sellers acknowledge and agree that from and after the Closing Date, 1847 Holdings LLC will charge the Company an annual management fee of approximately $250,000, which fee shall cover all of the services provided by it, including the cost of the management consultant that will be engaged to work with the Sellers on a day-to-day basis on transition matters.

6.12 No Mandatory Capital Calls. The Buyer agrees that neither the board of directors of the Buyer nor any stockholder of the Buyer shall have the authority or right to make any mandatory capital call that requires any of the Sellers to contribute capital or any other property to the Buyer from and after the date hereof. For the avoidance of doubt, the Buyer shall under no circumstances be able to require the Sellers as holders of 42% of the equity of the Buyer to invest any funds into the Buyer and the Sellers shall have absolutely no financial liability toward the Buyer as a result of their ownership of the 42% equity stake in the Buyer.

6.13 Disclosure Schedule.

(a) Seller shall have the right from time to time after the date hereof to deliver written updates of the Disclosure Schedule to reflect matters that existed, occurred or arose prior to or after the date hereof up to Closing and were not included on the Disclosure Schedule but should be so included (the “Updated Disclosure Schedule”) or to create new exceptions to the Disclosure Schedule where the text of the Agreement does not expressly contemplate an exception requiring disclosure on the Disclosure Schedule to which Seller obtains or becomes aware of between signing and Closing (the “New Disclosure Schedule”). Disclosures set forth in either the Updated Disclosure Schedule or the New Disclosure Schedule shall be referred to as “Updated Matters.”

(b) If the Updated Matters set forth a situation that would have an adverse effect upon the Company and reflect matters that existed, occurred or arose prior to the date hereof and should have been disclosed upon the signing of this Agreement, then Buyer shall be entitled to (i) terminate this Agreement upon written notice to Seller and Stockholders and, in addition if Seller had Knowledge at that time to avoid such representations and warranties being true, accurate and complete on such signing, then Buyer shall be entitled to (ii) close the transactions contemplated by this Agreement and pursue any and all remedies against Seller related to such breach of representations and warranties.

(c) If the Updated Matters set forth a situation that would have an adverse effect upon the Company and reflect matters that arise after the signing of this Agreement, then Buyer shall be entitled to (i) terminate this Agreement upon written notice to Seller or (ii) waive its rights to terminate this Agreement and its rights to indemnification under Article IX relating to such Updated Matters and proceed with the Closing in which case such Updated Disclosure Schedule and New Disclosure Schedule shall constitute final Disclosure Schedule for the purposes of this Agreement.

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6.14 Certain Protective Provisions. For so long as the Sellers and/or their Affiliates beneficially own the Buyer Shares, the Buyer and the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Buyer’s or the Company’s Certificate of Incorporation) the written consent or affirmative vote of the Sellers and/or such Affiliates, given in writing or by vote at a meeting:

(a) liquidate, dissolve or wind-up the business and affairs of the Buyer or the Company, effect any merger or consolidation, or sell substantially all of the assets of the Buyer or the Company, or consent to any of the foregoing;

(b) amend, alter or repeal any provision of the Certificate or Articles of Incorporation or Bylaws of the Buyer or the Company;

(c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Buyer Common Stock or Company common stock or increase the authorized number of shares of any additional class or series of capital stock;

(d) reclassify, alter or amend any existing security of the Buyer that is pari passu with the Buyer Common Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Buyer, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Buyer Common Stock in respect of any such right, preference, or privilege;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Buyer other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Buyer or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(f) incur any aggregate indebtedness in excess of $6 million, other than trade credit of Company incurred in the ordinary course of business;

(g) issue any additional shares of Buyer Common Stock or Company common stock or options, warrants, or other securities directly or indirectly convertible into or exchangeable for Buyer Common Stock or Company common stock;

(h) increase or decrease the authorized number of directors constituting the Board of Directors.

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6.15 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES III AND IV OF THIS AGREEMENT NO SELLER MAKES AND EACH EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING SELLER, THE SHARES OR THE BUSINESS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES III AND IV, BUYER HAS NOT RELIED ON SELLERS WITH RESPECT TO ANY MATTER IN CONNECTION WITH BUYER’S EVALUATION OF THE COMPANY AND ITS SHARES OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLERS SPECIFICALLY SET FORTH IN ARTICLES III AND IV.

6.16 Home State Bank Obligation. At Closing, the Buyer shall cause the Company to pay off in full the Home State Bank obligation of the Company. The Home State Bank obligation of the Company shall not be accounted for as a deduction in any manner to the Purchase Price.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) The Buyer shall have completed its business, accounting and legal due diligence review of the Company and the Business, its assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

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(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Sellers shall have (i) obtained releases of any liens or (ii) a payoff letter confirming the payoff due from Company at Closing reasonably acceptable to the Buyer, regarding charges or encumbrances against any of the assets of the Company, at the Sellers’ expense.

(i) The Buyer shall have received such pay-off letters and releases relating to the indebtedness as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it.

(j) The Company and each Seller shall have entered into an employment and noncompetition agreements for a term of two (2) years that include annual aggregate compensation of $270,000 ($135,000 per Seller per annum), in form and substance mutually satisfactory to the Buyer and each Seller.

(k) The Company shall have received new triple net leases for the Real Property, which shall include annual rent of $100,000, a term of ten (10) years and a provision permitting assignment by the Buyer (provided Buyer and Company remain liable thereunder), in form and substance mutually satisfactory to the parties.

(l) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(m) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(n) The Preliminary Balance Sheet shall reflect the achievement of the Minimum Requirement.

(o) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

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7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f) The Buyer and each Seller shall have entered into an employment agreement for a term of two (2) years that include annual aggregate compensation of $270,000, in form and substance mutually satisfactory to the Buyer and each Seller.

(g) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(h) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

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(i) The Company shall have received new triple net leases for the Real Property, which shall include annual rent of $100,000, a term of ten (10) years and a provision permitting assignment by the Buyer (provided Buyer and Company remain liable thereunder), in form and substance mutually satisfactory to the parties.

(j) Buyer shall have delivered to Seller the Purchase Price, the Buyer Notes, the Buyer Short Term Notes, and all other Closing deliverables required to be delivered to Seller hereunder.

(k) Sellers shall have received from various third parties releases of their personal guarantees of the obligations of Company.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before March 3, 2017; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time other than failure to receive the required consents or the releases of Sellers from their respective personal guarantees;

(d) by the Buyer if any of the Sellers or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.14 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

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8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of twenty-four (24) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 4.1, 4.3, and 4.19 of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties in Section 4.6 of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

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9.2 Indemnification by Sellers. From and after the Closing, the Sellers agree, severally and not jointly, to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Company contained in Article III or IV of this Agreement or (b) the failure of Sellers to perform any of their covenants or obligations contained in this Agreement.

Notwithstanding anything herein to the contrary, the obligation of the Sellers hereunder for a breach of a representation and warranty under Article IV shall be apportioned fifty percent (50%) by each Seller and shall not be joint and several.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

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(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.5 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limited on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.4(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds the Cash Portion of the Purchase Price.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $50,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $50,000, the Buyer Indemnified Parties shall be entitled to the entire amount of such Losses back to the first dollar.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

(d) Losses payable by an Indemnifying Party under this Article IX shall not include punitive damages, damages related to mental or emotional distress, lost profits, exemplary damages, consequential damages or damages calculated as a multiple of earnings.

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(e) Each Buyer Indemnified Party shall use commercially reasonable efforts to take and shall cause its affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery and the value of any associated increase in premiums).

(g) In calculating any Losses, there shall be deducted any indemnification, contribution or other similar payment actually recovered by any Buyer Indemnified Party from any third person directly in connection with such claim, less any costs of receiving such recovery.

(h) To avoid doubt, the parties understand and agree that notwithstanding anything herein to the contrary, the provisions of this Article IX shall not apply to (i) the Non-Competitive Provisions of this Agreement of either of the Sellers, the Employment Agreements referred to in Section 4.16, or the Lease as such documents shall be separately enforceable in accordance with their terms.

(i) Adjustment to Purchase Price. All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

9.7 Sole and Exclusive Remedy. Except with respect to claims for specific performance or other equitable remedies and for claims (i) based upon fraud, in respect of any breach of any representations, warranties, covenant agreements or obligations required to be performed on or after Closing pursuant to this Agreement, this Article IX shall be the sole and exclusive remedy for Losses of any Indemnified Party and each party waives all statutory common law and other claims with respect thereto, other than claims for indemnification under this Article IX from and after the Closing with respect to breaches of this Agreement.

9.8 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

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10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Company, the Buyer.

10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	1847 Neese Inc. c/o 1847 Holdings LLC 590 Madison Avenue, 21st Floor New York, NY 10022 Attn: Ellery W. Roberts, CEO Facsimile: 917.793.5950

with a copy to:	Bevilacqua PLLC 1629 K Street, NW, Suite 300 Washington, DC 20006 Attn: Louis A. Bevilacqua Email: lou@bevilacquapllc.com

If to the Company:	Neese, Inc. 303 Division St. E. Grand Junction, IA 50107 Attn: Alan Neese, President Facsimile:

If to the Sellers:	Alan Neese 303 Division St. E. Grand Junction, IA 50107 Facsimile:

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Katherine Neese 303 Division St. E. Grand Junction, IA 50107 Facsimile:

with a copy to:	Lane & Waterman LLP 220 North Main Street, Suite 600 Davenport, IA 52801 Attn: R. Scott Van Vooren Email: svanvooren@l-wlaw.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Iowa, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Iowa.

10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF IOWA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUMNONCONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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10.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.16 Director and Officer Liability and Indemnification.

(a) For a period of five years after the Closing, the Company shall not and Buyer shall not permit Company to amend, repeal or modify any provision in its articles, bylaws or other governance documents relating to exculpation or indemnification of former offices and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the laws of the jurisdiction of incorporation of Company.

(b) After the Closing, Company shall exculpate (to the greatest extent permitted by applicable law), and shall indemnify, defend and hold harmless, each of the directors and officers of Company immediately prior to Closing against all Losses arising out of any violations or alleged violations of fiduciary care or loyalty to the Company in their capacities as officers and directors of the Company, to the fullest extent permitted under applicable law or the articles, bylaws or other governance documents of the Company in effect as of the date of this Agreement (to the extent consistent with applicable law).

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10.17 Privilege, Work Product and Conflict Waiver.

(a) It is acknowledged by the parties that Lane & Waterman LLP (“Counsel”) has represented each Seller and Company in connection with this Agreement. Buyer and Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Counsel’s representation of each Seller and Company in connection with this Agreement and transactions contemplated thereby, and all information and documents covered by such privilege or protection, shall belong to and be controlled by each Seller and may be waived only by both Sellers, and shall not pass to or be claimed or used by Buyer or Company.

(b) The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from Counsel’s representation of each Seller and Company prior to the Closing concerning any subject matter with respect to which Seller and Company has or may have an indemnification obligation hereunder, and all information and documents covered by such privilege or protection, shall belong to and be controlled by each Seller and may be waived only by both Sellers, and shall not pass to or be claimed or used by Buyer or Company.

(c) Sellers, Buyer and Company agree that, notwithstanding any current or prior representation of Seller and Company by Counsel, Counsel shall be allowed to represent each Seller in any existing or future matters or disputes adverse to Buyer or Company relating to this Agreement or the transactions contemplated thereby. Buyer and Company hereby waive any conflicts that may arise in connection with such representation. Buyer and Company agree that Counsel may represent Sellers in such a matter or dispute, before or after Closing, even though the interests of Company or Buyer may be directly adverse to any Seller.

(d) At or prior to Closing, Company shall deliver to each Seller a warranty bill of sale conveying all such documents covered under Section 10.17(a) and Section 10.17(b) in whatever format such documents may then exist.

10.17 Amendment of Tax Returns. Except to the extent required by Law, following the Closing, Company shall not file or cause to be filed any amended tax return for Company with respect to any tax period ending on or prior to the Closing Date without Sellers’ prior written consent. Any tax refund for years prior to the Closing Date shall belong to Seller.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER: 1847 NEESE INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

COMPANY: NEESE, INC.

By:	/s/ Alan Neese
Name:	Alan Neese
Title:	President

SELLERS:

/s/ Alan Neese
ALAN NEESE

/s/ Katherine Neese
KATHERINE NEESE

[Signature Page to Stock Purchase Agreement]

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Exhibit A

List of Sellers

Name of Seller	Number of Shares	Percent Ownership	Number of Buyer Shares to be Received	Principal Amount of Buyer Notes to be Received	Principal Amount of Buyer Short Term Note to be Received
Alan Neese	1,000	50%	225	One Buyer Note to Alan and Katherine Neese for $1,875,000	One Buyer Short Term Note to Alan and Katherine Neese for $1,025,000
Katherine Neese	1,000	50%	225
Totals		100%	450	$1,875,000	$1,025,000

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